Exhibit 99.6

Dear                    ,

I wanted to personally reach out to you, as you may have seen that we have entered into a definitive agreement to be acquired by affiliates of Siris Capital Group, LLC (“Siris”). I wanted to bring this to your attention to introduce Siris, explain why we are changing our ownership, and also ensure all your questions regarding this agreement are addressed.

Siris is a private equity firm based in New York that focuses exclusively on investments in data/telecommunications, technology and technology-enabled business services companies. Following completion of the acquisition, and subject to the satisfaction of customary closing conditions, Xura will no longer be a publicly traded company. We expect the transaction will be completed in Xura’s third fiscal quarter.

Siris is a like-minded partner with a deep appreciation for the important role Xura plays in the industry and, is committed to ensuring we continue to lead the digital communications industry and build strong relationships with all our vendors. Importantly, Siris has an extensive history of successfully operating businesses that provide mission critical products to CSPs and understands that continued investment and customer partnership are instrumental to delivering world-class solutions.

As we work to complete this transaction, Xura is still Xura, and our commercial relationship will be “business-as-usual”. We remain committed to working with you, and are confident that this transaction will serve to enhance our relationship.

If you have any questions, comments or concerns about this announcement, please do not hesitate to reach out to me directly.

Kind regards,

Philippe Tartavull

President and CEO

Xura UK Limited Reading International Business Park, Part Spur AG, Basingstoke Road, Reading, Berkshire RG2 6DH, UK

Registered Office: Reading International Business, Reading, Berkshire RG2 6DH, Company Number. 2693122

xura.com

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Xura. In connection with the proposed merger, Xura will be filing relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Xura will mail or otherwise make available the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. XURA STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Xura stockholders and other investors may obtain free copies of the definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed merger (when they become available), along with other documents filed by Xura with the SEC, at the SEC’s website (http://www.sec.gov) or through the investor relations section of Xura’s website (http://www.xura.com).

Xura and its directors and executive officers may be deemed participants under SEC rules in the solicitation of proxies from Xura’s stockholders in favor of the proposed merger. Information about Xura’s directors and executive officers and their interests in the solicitation, which may, in some cases, differ from those of Xura’s stockholders generally, will be included in the proxy statement filed with the SEC in connection with the proposed merger. Additional information about these directors and executive officers is available in Xura’s proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on May 28, 2015, and in Xura’s Annual Report on Form 10-K, which was filed with the SEC on May 23, 2016. To the extent that holdings of Xura’s securities by Xura’s directors and executive officers have changed since the amounts printed in the latest proxy statement or Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.